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                                                                    EXHIBIT 23.4

                          CONSENT OF FINANCIAL ADVISOR


         We hereby consent to the use of our opinion included as Appendix D to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Southeast Bancorp, Inc. with and into Union Planters Holding Corporation, and to the reference to our firm name under the caption "Description of Transaction - Opinions of Southeast's Financial Advisors" in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

 /s/  Patrick Koster
-------------------------
By:    Patrick Koster
First Vice President

St. Louis, Missouri
November 18, 1998